Exhibit 8.1



                    SIDLEY AUSTIN LLP   | BEIJING    GENEVA       SAN FRANCISCO
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                                          October 2, 2006



DaimlerChrysler Financial Services Americas LLC
27777 Inkster Road
Farmington Hills, Michigan  48334


                     Re:   DaimlerChrysler Auto Trust 2006-C
                           Class A-2  5.25% Asset Backed Notes
                           Class A-3  5.02% Asset Backed Notes
                           Class A-4  4.98% Asset Backed Notes
                           Class B 5.11% Asset Backed Notes
                           --------------------------------

Ladies and Gentlemen:

     We have acted as special counsel to DaimlerChrysler Auto Trust 2006-C, a Delaware statutory trust (the "Issuer"), for the purpose of rendering the opinions contained herein in connection with the transactions set forth in (i) the Purchase Agreement dated as of October, 1 2006 (the "Purchase Agreement"), between DaimlerChrysler Financial Services Americas LLC ("DCFS"), as seller, and DaimlerChrysler Retail Receivables LLC (the "Company"), as purchaser, (ii) the Sale and Servicing Agreement dated as of October 1, 2006 (the "Sale and Servicing Agreement"), between DCFS, as seller and servicer, and the Issuer, as purchaser, (iii) the Indenture dated as of October 1, 2006 (the "Indenture"), between the Issuer and Deutsche Bank Trust Company Americas, as indenture trustee, (iv) the Trust Agreement dated as of December 7, 2005, as amended and restated by the Amended and Restated Trust Agreement dated as of October 1, 2006 (as so amended and restated, the "Trust Agreement"), among DCFS, the Company and Chase Bank USA, National Association, as owner trustee and (v) the Administration Agreement dated as of October 1, 2006 (the "Administration Agreement") among DCFS, the Issuer and the Indenture Trustee. The Issuer was formed pursuant to the Trust Agreement. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Sale and Servicing Agreement, the Indenture or the Trust Agreement, as applicable.

     The Issuer will issue $504,000,000 principal amount of its Class A-1 5.33399% Asset Backed Notes, $560,000,000 principal amount of its Class A-2 5.25% Asset Backed Notes, $503,000,000 principal amount of its Class A-3 5.02% Asset Backed Notes, $399,100,000 principal amount of its Class A-4 4.98% Asset Backed Notes, and $60,800,000 principal amount of its Class B 5.11% Asset Backed Notes (collectively, the "Notes") pursuant to the Indenture and will issue one class of its Asset Backed Certificates representing the entire equity interest in

              Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships


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the Issuer (the "Certificates") pursuant to the Trust Agreement. The Issuer will sell the Notes, other than the Class A-1 Notes (the "Offered Notes") to the underwriting syndicate, led by J.P. Morgan Securities Inc., which will offer the Offered Notes to the public, and DCFS will purchase the Class A-1 Notes and thereafter sell them to J.P. Morgan Securities Inc. The Certificates will be issued to the Company.

     In that connection, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion, including (a) the Prospectus dated September 25, 2006 (the "Prospectus") and the Prospectus Supplement dated September 26, 2006 (the "Prospectus Supplement"), relating to the Notes (other than the Class A-1 Notes), as filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, (b) the Indenture, (c) the Sale and Servicing Agreement, (d) the Purchase Agreement, (e) the Trust Agreement, (f) the Administration Agreement and (g) specimens of the Notes and the Certificates. We have made such investigations of those matters of law as we have deemed appropriate as a basis for the opinions expressed below. Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals. Our opinions are also based on the assumption that there are no agreements or understandings with respect to the transactions contemplated in the documents listed in clauses (a) through (g) above (hereinafter, the "Transaction Documents") other than those contained in the Transaction Documents, and that the issuance of the Notes and the other transactions set forth in or contemplated by the Transaction Documents are not part of another transaction or another series of transactions that would require the Issuer, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111, or 6112 of the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury regulations promulgated thereunder. Furthermore, our opinions are based on the assumption that all parties to the Transaction Documents will comply with the terms thereof, including all tax reporting requirements contained therein. We have, for purposes of rendering the opinions, also relied on certain factual, numerical and statistical information which is based on the assumptions used in pricing the Offered Notes. As to any facts material to the following opinions that we did not independently establish or verify, we have relied upon the statements and representations of DCFS contained in the letter of representation addressed to us and dated October 2, 2006.

                                   *   *   *

     To comply with certain Treasury regulations, we inform you that (i) any U.S. federal tax advice contained in this opinion letter was written to support the promotion and marketing by others of the transactions or matters addressed herein, (ii) any U.S. federal tax advice contained in this opinion letter was not intended or written to be used, and cannot be used, by any person for the purpose of avoiding U.S. federal tax penalties that may be imposed on such person and (iii) each taxpayer should seek advice based on the taxpayer's particular circumstances from an independent tax advisor.

                                   *   *   *


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     Based upon the foregoing, we are of the opinion that for federal income tax purposes (i) the Issuer will not be characterized as an association or a publicly traded partnership taxable as a corporation and (ii) the Offered Notes will be classified as debt.

     We have based our opinions upon the existing provisions of the Code and Treasury regulations promulgated thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which we have based our opinions. We limit our opinions as expressed above, and we do not express an opinion on any other legal or tax aspect of the transactions contemplated by the documents referred to in this letter.

     In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the Federal income tax laws of the United States. We will not update our opinion for subsequent changes or modifications to the law and regulations or to the judicial and administrative interpretations thereof, unless you specifically engage us to do so.

     The opinions set forth herein are expressly subject to there being no additional facts that would materially affect the validity of the assumptions and conclusions set forth herein or upon which these opinions are based.

     This opinion letter is not intended to be employed in any transaction other than the one described above and is being delivered to you on the understanding that neither it nor its contents may be relied upon, by any other party or entity, or for any other purpose, without, in each instance, our specific prior written consent. We hereby consent to the filing of this opinion as an exhibit to the report on Form 8-K dated October 2, 2006 relating to the Issuer.

                                              Very truly yours,
                                              /s/ Sidley Austin LLP









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